Exhibit 10.6

MAN GROUP PLC

AND

MF GLOBAL LTD.

DEED OF INDEMNITY

CONTENTS

1.	Interpretation	1

2.	Condition Precedent	3

3.	Indemnity In Respect Of Paaf Costs	3

4.	Payments Free Of Withholding Tax	5

5.	Third Party Rights	6

6.	Assignment	6

7.	Confidentiality And Announcements	6

8.	Notices	8

9.	Whole Agreement	9

10.	Waiver	9

11.	Further Assurances	9

12.	Costs	9

13.	Severance	9

14.	Variation	9

15.	Governing Law	10

16.	Disputes And Arbitration	10

17.	Jurisdiction	10

18.	Counterparts	10

THIS AGREEMENT is made on                          2007

BETWEEN:

(1)	MAN GROUP PLC, a company incorporated in England and Wales (registered no. 2921462), whose registered office is at Sugar Quay, Lower Thames Street, London, EC3R 6DU, England (“MGP”); and

(2)	MF GLOBAL LTD., a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda (registered in Bermuda no. 39998) (“MF Global”).

WHEREAS:

(A)	Pursuant to an agreement (the “Master Separation Agreement”) dated on or about the date of this Agreement between MGP and MF Global, the parties agreed to the Separation in relation to the IPO of MF Global (as each term is defined in the Master Separation Agreement).

(B)	Certain claims have been made against MF Global or its Affiliates by the receiver of PAAF, which are the subject of a claim by MGP under the group professional indemnity insurance policy (which, if the relevant underwriters’ consent is received, is proposed to be assigned to MF Global).

(C)	In connection with the IPO, MGP has agreed to indemnify MF Global in respect of certain of the costs and expenses of the PAAF litigation.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Affiliate” means, in relation to a party, any company, partnership or other entity which from time to time Controls, is Controlled by or is under the common Control with that party (and, for the purposes of this Agreement (a) MF Global and its Controlled Affiliates shall not be deemed to be Affiliates of MGP and (b) MGP and its Controlled Affiliates shall not be deemed to be Affiliates of MF Global). For the avoidance of doubt, nothing in this definition shall affect the interpretation of the Insurance Policy;

“Business Day” means a day other than a Saturday or Sunday on which banks generally are open for inter-bank business in London/or a public holiday in England and Wales;

“Control” means the beneficial ownership of more than 50 per cent of the issued share capital, or the legal power to direct or cause the direction of the general management, of the company, partnership or other person in question, and “Controlled” shall be construed accordingly.

“Insurance Claim” means the claim by MGP or after any Policy Assignment, by MF Global under the Insurance Policy in respect of the PAAF Costs;

“Insurance Policy” means the Man Group plc Group Professional Indemnity insurance policy No. 39001223 covering the period from 14 December 2004 to 1 November 2005 underwritten by New Hampshire Insurance Company (in respect of risks located in the United Kingdom and any territory outside the European Economic Area) and Landmark Insurance Company Limited (in relation to risks located in any other territory) and the four excess layer polices which follow it under policy numbers 509/QL120704 for the first excess layer of US$15,000,000 in excess of US$10,000,000, 509/QL122404 for the second excess layer of US$25,000,000 in excess of US$25,000,000, 509/QL173104 for the third excess layer of US$50,000,000 in excess of US$50,000,000 and 509/QL173004 for the fourth excess layer of US$50,000,000 in excess of US$100,000,000 all such amounts being in the aggregate;

“MF Global Retention” means US$50,000,000;

“PAAF” means Philadelphia Alternative Asset Fund;

“PAAF Claim” means the claim by the Receiver of PAAF against Man Financial Inc. first notified on 21 July 2005 and any other claims or litigation against Man Financial Inc. or any Affiliate or any employee of any such entity for whose acts Man Financial Inc. or such other Affiliate is responsible arising from the facts or circumstances which gave rise to that claim;

“PAAF Costs” means all costs, expenses and liabilities including damages and, for the avoidance of doubt, interest thereon incurred (before and after the date hereof) by MF Global or any Affiliate of MF Global (including Man Financial Inc.) arising out of the PAAF Claim (including each loss, liability and cost incurred as a result of defending, settling or otherwise discharging the PAAF Claim) including for the avoidance of doubt external legal and other advisers’ fees but excluding internal costs, such as management time;

“Policy Assignment” means an assignment by MGP of its rights and interests in the Insurance Policy to MF Global (or an Affiliate of MF Global);

“Recovered Amount” means the aggregate amount (if any) received by MGP or, after any Policy Assignment, by MF Global from insurers in respect of the Insurance Claim;

“Tax” means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority;

“Tax Authority” means any government, state, municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world including, without limitation, HM Revenue & Customs; and

1.2	In this Agreement, a reference to:

1.2.1	a “subsidiary” or “holding company” is to be construed in accordance with section 736 of the Companies Act 1985 and a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 258 of the Companies Act 1985;

1.2.2	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before/whether before or after the date of this Agreement and any subordinate legislation made or other thing done under the statutory provision before/whether before or after the date of this Agreement;

1.2.3	a document is a reference to that document as modified or replaced from time to time;

1.2.4	a person includes a reference to a government, state, state agency, corporation, body corporate, association or partnership;

1.2.5	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.6	the singular includes the plural and vice versa (unless the context otherwise requires); and

1.2.7	a clause or schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	Terms which are defined in the Master Separation Agreement (but are not otherwise defined herein) shall have the same meaning when used in this Agreement.

2.	CONDITION PRECEDENT

With the exception of this Clause 2 and Clauses 14 to 16 (which will become effective on the date of signature of this Agreement), the remainder of this Agreement will only take effect immediately before the IPO occurs. If the foregoing condition does not occur by 30 June 2008 (or such later date as the parties may agree in writing), this Agreement will terminate automatically.

3.	INDEMNITY IN RESPECT OF PAAF COSTS

3.1	On and subject to the terms of this Deed, MGP shall upon written request by MF Global make or procure payment to MF Global of an amount equal to the PAAF Costs.

3.2	MGP’s liability under Clause 3.1 is limited in accordance with the following provisions:

3.2.1	firstly, MGP shall have no liability to MF Global under Clause 3.1, except to the extent that the PAAF Costs exceed in aggregate US $2,000,000 and MGP shall then only be liable for such excess;

3.2.2	secondly, in relation to that portion of the PAAF Costs which exceeds US $2,000,000, MGP shall only be obliged to make payment to MF Global under Clause 3.1 to the extent that the amount of the PAAF Costs exceeds the aggregate of:

(a)	the Recovered Amount; and

(b)	the MF Global Retention,

and MGP shall then only be liable for such excess.

3.3	No obligation or undertaking by MGP to make payment hereunder shall replace or be in lieu of or reduce any right of MGP or MF Global under any policy of insurance in respect of the PAAF Claim or be, or be construed as, any form of insurance or co-insurance in respect of the PAAF Claim. Nothing in this Clause 2.3 shall affect the obligation of MGP under Clause 3.1 to make or provide payment as and when required by this Agreement.

3.4	Subject to Clause 3.5, payment shall be made by MGP hereunder when MF Global has incurred a liability to pay the relevant costs, expenses or liabilities (whether such payment is made pursuant to a final judgment or as part of an authorised settlement pursuant to Clause 3.9). It is not a condition to such payment that MGP has exhausted its remedies against insurers pursuant to Clause 5.11 of the Insurance Policy. To the extent that (following final determination of (i) the amount of the PAAF Costs and (ii) the Recovered Amount) there has been an overpayment by MGP under Clause 3.1, MF Global shall upon written request by MGP make or procure payment to MGP of an amount equal to such overpayment. MF Global acknowledges that receipt of payment under Clause 3.1 shall not affect or reduce its obligations under Clause 3.10(a) to assist MGP in pursuing the Insurance Claim.

3.5	Unless there has been a Policy Assignment, to the extent that MGP receives interim payments on account under the Insurance Policy in respect of legal fees and expenses or other amounts, these shall be passed on to MF Global within 5 business days of receipt by MGP. If MGP comes under any obligation to refund all or part of such interim payments to the insurers, MF Global shall, on demand, repay such interim payments to MGP (except to the extent that such interim payments in the aggregate exceed the amount of the MF Global Retention).

3.6	Where the PAAF Costs do not exceed the MF Global Retention, and MGP is therefore not liable to make payment under Clause 3.1, MGP will nonetheless use its reasonable endeavours in pursuit of the Insurance Claim.

3.7	Each party shall provide the other party and its advisers reasonable access to premises and personnel and to all relevant assets, documents and records that such party possesses or controls for the purposes both of investigating the PAAF Claim and pursuing the Insurance Claim, and enabling the other party to take the action referred to in Clause 3.10 below.

3.8	Each party may take copies of the documents or records specified in Clause 3.7 above.

3.9	In relation to the PAAF Claim, MF Global shall not admit liability in respect of or settle the matter without first obtaining MGP’s written consent (not to be unreasonably withheld or delayed). MGP will not make any public statement which could be construed as an admission of liability on MF Global’s part without the consent of MF Global (not to be unreasonably withheld or delayed). If the PAAF Claim has been settled in accordance with this clause, that settlement shall be regarded as a final judgment or discharge in relation to the matter.

3.10	Unless and until there has been any Policy Assignment, then in relation to the Insurance Claim, (a) MF Global shall take any action and institute any proceedings and give any information or assistance MGP may reasonably request to assist it to pursue the Insurance Claim and (b) MGP will co-operate with MF Global in MGP’s conduct of the Insurance Claim, such co-operation to comprise at a minimum:

3.10.1	keeping MF Global informed of all significant developments in a timely fashion;

3.10.2	consulting with MF Global about the claim strategy to be adopted and material decisions in a timely fashion before they are taken;

3.10.3	consulting with MF Global prior to any settlement by MGP of the Insurance Claim; and

3.10.4	giving MF Global the opportunity to make known to MGP its views on any matters in relation to the Insurance Claim not covered by Clauses 3.10.1 to 3.10.3 above.

3.11	Following any Policy Assignment, the conduct of the Insurance Claim shall be the sole responsibility of MF Global, and MGP shall have no responsibilities or obligations to MF Global in relation to the Insurance Claim except as provided in Clause 3.7 above and save to the extent consistent with the provisions of the Insurance Services Agreement.

3.12	Nothing in this Clause in any way restricts or limits MF Global’s or MGP’s general obligation at law to mitigate a loss which it may incur as a result of the PAAF Claim.

3.13	MF Global shall have no right to an indemnity under Clause 3.1 if it fails to comply in any material respect with the provisions of this Clause 3.

4.	PAYMENTS FREE OF WITHHOLDING TAX

4.1	A payment made by either party under this Agreement shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind, other than any deduction or withholding required by law.

4.2	If a payment under this Agreement is subject to a deduction or withholding required by law, the sum due shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made.

4.3	If a payment under this Agreement is subject to Tax, the paying party shall pay the other party on demand the amount (after taking into account any Tax payable in respect of the amount) necessary to ensure that the receiving party receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

5.	THIRD PARTY RIGHTS

This Agreement is solely for the benefit of the parties hereto and does not confer upon any third party any remedy, claim, reimbursement or course of action or other right other than any as is provided for herein.

6.	ASSIGNMENT

This Agreement may not be assigned by a party without the prior written consent of the other party.

7.	CONFIDENTIALITY AND ANNOUNCEMENTS

7.1	Confidentiality

7.1.1	Each party undertakes, and will procure each of its Affiliates, employees, officers, directors, agents, contractors and advisors to ensure:

(a)	that all Confidential Information of the other Party or any of its Affiliates will be maintained in the strictest of confidence, and will not be used for any purpose other than to execute this Agreement;

(b)	the Confidential Information of either party or their respective Affiliates in the possession of and used by the other party or their respective Affiliates after the Separation may continue to be used by such other party or its respective Affiliates, their officers, directors, employees, agents, contractors or advisors in and only in operation of the business of such other party and in accordance with this Clause 7;

(c)	that all Confidential Information of the other party or any of its Affiliates will not be disclosed to any third party without the prior written consent of the other, unless such disclosure is required to execute this Agreement or required pursuant to a legal or regulatory requirement; and

(d)	notwithstanding any other provision of this Agreement, each party and its Affiliates that is in possession of Confidential Information of the other party or any of its Affiliates shall take such steps as are necessary to ensure that the possession, use or disclosure of such information by such party or any of its Affiliates shall not result in a violation of any applicable U.S., U.K. or other securities laws, including laws regarding the trading of securities while in possession of material non-public information.

7.1.2	If a party is required to disclose Confidential Information of the other party or any of its Affiliates pursuant to a legal or regulatory requirement, to the extent possible under the relevant legal or regulatory requirement, that party shall promptly notify the other party of such disclosure and consult with such party on the proposed disclosure prior to the making of such disclosure.

7.1.3	Notwithstanding this Clause 7, MGP and MF Global each acknowledge and agree that they are each regulated entities, and as such, if one party breaches any relevant laws or regulations, the other party is not prevented under this Agreement or otherwise from reporting such breach to the relevant regulatory authority.

7.1.4	Where permitted by regulation, each party will notify the other party in advance of reporting a breach to a regulatory authority.

7.2	Public Announcement

7.2.1	Each party agrees to not make any public announcement, disclosure or communication regarding this Agreement unless it has first obtained the other party’s written consent. The other party must not unreasonably withhold consent or delay such consent.

7.2.2	If a party is required to make any public announcement, disclosure or other communication regarding this Agreement pursuant to an applicable legal or regulatory requirement, to the extent possible under the relevant legal or regulatory requirement, that party shall promptly notify the other party of such disclosure and consult with such party on the proposed disclosure prior to the making of such disclosure.

7.2.3	Neither party shall publicly disclose any information in relation to which confidential treatment has been given or attributed by the SEC, CFTC, FSA, UKLA or any other applicable regulator or authority.

7.2.4	Notwithstanding Clause 7.1 or Clause 7.2, this Agreement may be described in and filed as an exhibit to any of MF Global’s registration statements and prospectuses, relating to the initial public offering of MF Global’s common shares or any debt or other securities offering, and either party may make such disclosure of matters relating hereto and arising after the Separation as it determines, on advice of counsel, is necessary or advisable in light of applicable legal or regulatory requirements.

8.	NOTICES

8.1	Save where otherwise provided for in this Agreement, any notice or other communication required to be given or served under or in connection with this Agreement (a “Notice”) shall be in writing and shall be sufficiently given or served if delivered or sent to the following relevant address and persons:

8.1.1	in the case of MGP to:

Address: Sugar Quay

Lower Thames Street

London EC3R 6DU

Fax: +44 (0)20 7144 1919

Marked for the attention of Barry Wakefield, Deputy Company Secretary;

and a copy to:

Address: Sugar Quay

Lowe Thames Street

London EC3R 6DU

Fax: +44 (0)20 7144 1919

Marked for the attention of Andrew Ducat, Head of Insurance;

8.1.2	in the case of MF Global to:

Address: 717 5th Avenue

New York

N.Y. 10022

USA

Fax: +(212) 589 6236

Marked for the attention of H. Schneider;

and a copy to:

Address:

Fax:

Marked for the attention of Jacqueline Giammerco.

8.2	Unless there is evidence to indicate otherwise, a Notice is deemed given:

8.2.1	if delivered personally, when left at the relevant address;

8.2.2	if sent by post, except air mail, two Business Days after posting it;

8.2.3	if sent by air mail, six Business Days after posting it;

8.2.4	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

9.	WHOLE AGREEMENT

This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof, to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

10.	WAIVER

No delay or forbearance by any party in exercising any right or remedy shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

11.	FURTHER ASSURANCES

At any time after the date of this Agreement each party shall, and shall use all reasonable endeavours to procure that any necessary Affiliate or third party shall, at the cost of that party, execute such documents and do such acts or things as the other party may reasonably require for the purpose of giving to the other party the full benefit of this Agreement.

12.	COSTS

Subject to clause 15.7 of the Master Separation Agreement and unless otherwise agreed, each party shall bear its own legal, accountancy and other costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement, and all fee and disbursements of any legal or other advisors.

13.	SEVERANCE

13.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

13.2	The parties will use all reasonable endeavours to agree a replacement provision which shall have, as nearly as possible, the same commercial effect as the ineffective provision.

14.	VARIATION

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

15.	GOVERNING LAW

This Agreement and all matters arising from or connected with it are governed by English law.

16.	DISPUTES AND ARBITRATION

The parties agree that the terms of the Master Separation Agreement which relate to disputes and arbitration (as set out in the Master Separation Agreement) shall apply to this Agreement and disputes in relation to the provisions of this Deed shall be resolved in accordance with those provisions on behalf of the parties to this Agreement by the parties to the Master Separation Agreement.

17.	JURISDICTION

17.1	Subject to Clause 16 (Disputes and Arbitration), the courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”), including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

17.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

18.	COUNTERPARTS

18.1	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all the counterparts together shall constitute one and the same instrument.

Executed as a deed by	)

MAN GROUP PLC	)

__________________________ Signature of director

__________________________ Name of director

__________________________ Signature of director/secretary

__________________________ Name of director/secretary

Executed as a deed by	)

MF GLOBAL LTD.	)

acting by ________________	)

(a duly authorised signatory))

_____________________________